Exhibit 99

Quarterly Shareholder Brochure of CNB Corporation

October 19, 2012

Dear Shareholder,

Third quarter financial results remain on track and earnings for the first nine months of 2012 were encouraging. Highlights of financial performance through September 30, 2012 follow:

•	Total assets were $262.1 million, an increase of nearly 1% compared to 2011.

•

Loans were $110.8 million, down from $118.2 on June 30, 2012; a decrease of 6.2%. The decline was due in part to three large commercial credits that refinanced with larger financial institutions outside of our market area for better rates.

•	Allowance for loan losses increased $605,000 over 2011. Management believes the loan loss provision is sufficient given the decline in the level of problem loans as well as the low delinquency level.

•	Net income was $1 million, compared to a net loss of $1.4 million through September 30, 2011.

•	Net realized gains from sale of loans increased $384,000 over the same period last year. Mortgage customers continue to refinance taking advantage of lower interest rates.

•

Net interest margin of 3.23% continues to be a challenge given the decline in loan activity and the increase in deposits. Management’s efforts are focused on increasing loans and earnings to positively impact net interest income.

As reported in the second quarter message, with the increase in the shareholder threshold resulting from passage of the Jumpstart Our Jobs Act, the Corporation submitted its notice of deregistration to the Securities and Exchange Commission on August 6 and anticipates it will become effective by early November. Once the deregistration process is complete shareholders will be provided with information on the financial reporting and stock trading process.

I am pleased to announce that at its October 11, 2012 meeting the Citizens National Bank Board of Directors appointed Thomas J. Redman as a new director. His family owns and has operated Tube Fab in Afton, Michigan since 1970, a tube fabrication and assembly company that has a current employment base of over 130. Tom assumed the position as Tube Fab’s president in 1998. His business and manufacturing knowledge, as well as his longstanding commitment to the area, makes Tom a welcome addition to the board.

Lastly, James C. Conboy, Jr. has announced his retirement from both the CNB Corporation and Citizens National Bank boards effective October 31, 2012. Jim has been a board member since 1983 and has been associated with the bank since the early 1970s when he and his family moved to the area. In his retirement Jim intends to spend more time with his family and peddling the beautiful bike trails that he has been so instrumental in bringing to our area. We thank Jim for his years of service and wish Jim and his wife Sue the very best.

Sincerely,

Susan A. Eno

President & CEO

Consolidated Balance Sheets

(UNAUDITED)

in thousands of dollars

	September 30,
	2012	2011
ASSETS
Cash and due from banks	$3,913	$10,101
Interest-bearing deposits with other financial institutions	14,389	20,802
Federal funds sold	0	0

Total cash and cash equivalents	18,302	30,903

Time deposits with other financial institutions	14,040	11,511
Securities available for sale	98,955	69,324
Securities held to maturity (market value of $4,991 in 2012 and $5,946 in 2011)	4,572	5,489
Other securities	997	997

Total investment securities	104,524	75,810

Loans	110,811	124,950
Less allowance for loan losses	(3,568)	(2,963)

Loans, Net	107,243	121,987

Premises and equipment, net	5,220	5,280
Other assets	12,809	14,357

Total assets	$262,138	$259,848

LIABILITIES
Deposits
Noninterest-bearing demand	$53,630	$51,150
Interest-bearing deposits	185,472	184,556

Total deposits	239,102	235,706

Other liabilities	4,242	4,465

Total liabilities	243,344	240,171

SHAREHOLDERS’ EQUITY
Common Stock	3,030	3,030
Surplus	19,498	19,498
Retained Earnings and Accumulated other Comprehensive Income/(Loss)	(3,734)	(2,851)

Total shareholders’ equity	18,794	19,677

Total liabilities and shareholders’ equity	$262,138	$259,848

Consolidated Statement of Income

(Unaudited)

in thousands of dollars

Nine months ended September 30,

	2012	2011	2010
INTEREST INCOME

Interest and fees on loans	$5,355	$5,864	$6,567
Interest on securities:
Taxable	606	784	708
Tax exempt	246	356	398
Other interest income	166	160	179

Total interest income	6,373	7,164	7,852

INTEREST EXPENSE ON DEPOSITS	825	1,148	1,640

NET INTEREST INCOME	5,548	6,016	6,212
Provision for loan losses	960	1,975	525

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	4,588	4,041	5,687

NONINTEREST INCOME

Service charges and fees	753	775	798
Net realized gains from sale of loans	514	130	200
Loan servicing fees, net of amortization	(2)	65	39
Gain on the sale of assets	412	23	5
Gain on life insurance proceeds	—	—	189
Gain on the sale of investment securities	274	—	5
Other income	339	366	284

Total noninterest income	2,290	1,359	1,520

NONINTEREST EXPENSES
Salaries and benefits	3,099	2,977	2,975
Occupancy	706	749	743
FDIC insurance premiums	258	316	404
Expenses relating to ORE property	(67)	1,664	656
Securities impairment write-downs	—	470	—
Other expenses	1,498	1,562	1,474

Total noninterest expenses	5,494	7,738	6,252

INCOME BEFORE INCOME TAXES	1,384	(2,338)	955
Income tax expense	345	(949)	96

NET INCOME	$1,039	($1,389)	$859

BASIC NET INCOME PER SHARE	$0.86	($1.15)	$0.71

Return on Average Assets	0.55%	-0.73%	0.46%
Return on Average Equity	7.53%	-8.83%	5.49%